     As filed with the Securities and Exchange Commission on April 17, 1998
                                                 Registration No. ______________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         BRISTOL RETAIL SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                             5044                           58-2235556
 (State or other jurisdiction of      (Primary standard industrial            (I.R.S. Employer
  incorporation or organization)      classification code number)           Identification No.)

          5000 BIRCH STREET, SUITE 205, NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 475-0800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                RICHARD H. WALKER
                                    PRESIDENT
                         BRISTOL RETAIL SOLUTIONS, INC.
          5000 BIRCH STREET, SUITE 205, NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 475-0800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                               NICK E. YOCCA, ESQ.
                             MICHAEL E. FLYNN, ESQ.
                              MARK L. SKAIST, ESQ.
                       STRADLING, YOCCA, CARLSON & RAUTH,
                           A PROFESSIONAL CORPORATION
                      660 NEWPORT CENTER DRIVE, SUITE 1600
                         NEWPORT BEACH, CALIFORNIA 92660
                              PHONE: (714) 725-4000
                               FAX: (714) 725-4100
                                 ---------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                                 ---------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   CALCULATION OF REGISTRATION FEE
     ===================================================================================================

        TITLE OF EACH CLASS        AMOUNT TO BE    PROPOSED MAXIMUM   PROPOSED MAXIMUM      AMOUNT OF
        OF SECURITIES TO BE         REGISTERED      OFFERING PRICE    AGGREGATE OFFERING   REGISTRATION
            REGISTERED                  (1)          PER SHARE (2)        PRICE (2)            FEE
     ===================================================================================================
     Common Stock ($.001 par         1,817,275          $3.000          $5,451,825          $1,608.29
     value)
     ===================================================================================================

(1) The number of shares of the Company's common stock, $.001 par value (the "Common Stock") registered hereunder includes 569,408 shares of Common Stock which are issued and outstanding, 300,000 shares of Common Stock which are issuable upon exercise of warrants to purchase shares of Common Stock (the "Warrants") and 947,867 shares of Common Stock which represents the Company's good faith estimate of a presently indeterminate number of shares which may be issued upon conversion of the Company's Series A Convertible Preferred Stock (the "Preferred Stock"). Such estimate was based on the assumption that all shares of Preferred Stock were converted on April 15, 1998 at a conversion price per share of Preferred Stock of $2.71, which conversion price represents seventy eight percent (78%) of the average of the five lowest closing bid prices of the Common Stock in the twenty-five (25) day trading period prior to April 15, 1998. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares of Common Stock which may become issuable upon conversion of the Preferred Stock by reason of reductions of the conversions price, in accordance with the terms of the Securities Purchase Agreement between the Company and Precision Capital Investors Limited Partnership I dated March 18, 1998 (the "Securities Purchase Agreement").

(2) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the closing price reported by the Nasdaq SmallCap Market for the Common Stock on April 15, 1998 which was $3.000 per share.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion, dated April 17, 1998

PROSPECTUS

                         BRISTOL RETAIL SOLUTIONS, INC.
               1,817,275 SHARES OF COMMON STOCK, $.001 PAR VALUE

        This Prospectus (the "Prospectus") covers the registration for possible resale of 1,817,275 shares (the "Shares") of Common Stock, par value $.001 (the "Common Stock") of Bristol Retail Solutions, Inc., a Delaware corporation (the "Company") that have either been issued to, or that may in the future be issued to, certain stockholders of the Company (the "Selling Stockholders"), including shares of Common Stock issuable upon the conversion or exercise of shares of the Company's 6% convertible preferred stock (the "Preferred Stock") or warrants to purchase the Company's common stock (the "Warrants") that have been issued to certain of the Selling Stockholders. (The Shares, Preferred Stock and Warrants are referred to collectively as the "Securities").

        Of the 1,817,275 Shares being registered hereby, 947,867 Shares will be issuable upon the conversion of 20,000 shares of the Preferred Stock. The Company issued 10,000 shares of the Preferred Stock on March 18, 1998 to Precision Capital Investors Limited Partnership I for an aggregate purchase price of $1,000,000. The shares of Preferred Stock will be converted into shares of Common Stock at a discount from the average of the lowest market trading price for any five days, consecutive or otherwise, during the twenty five (25) day period prior to conversion. See "Selling Stockholders" and "Plan of Distribution."

        Of the 1,817,275 Shares being registered hereby, 300,000 Shares will be issuable upon the exercise of outstanding warrants to purchase 300,000 shares of the Company's Common Stock. See "Selling Stockholders" and "Plan of Distribution."

        Of the 1,817,275 Shares being registered hereby, 569,408 were issued by the Company in May 1997 in connection with the Company's acquisition of Smyth Systems, Inc. The issuance of such shares was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Stockholders" and "Plan of Distribution."

        The distribution of the shares of Common Stock offered hereby may be effected from time to time in one or more transactions. All or a portion of the Common Stock offered by this Prospectus may be offered for sale, from time to time, by the Selling Stockholders, or by permitted transferees or successors of the Selling Stockholders, in private or negotiated transactions, in open market transactions on the National Association of Securities Dealers Automated Quotation SmallCap Market ("Nasdaq"), or on one or more exchanges or otherwise, or a combination of these methods, at prices and terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or at negotiated prices, or otherwise. The shares of Common stock offered hereby may be sold by one or more of the following: (i) through underwriters; (ii) through dealers or agents (which may include underwriters) including: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer and resale by such broker or dealer as a principal for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and (d) transactions in which the broker solicits purchasers; or (iii) directly to one or more purchasers. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders. Concurrently with sales under this Prospectus, the Selling Stockholders may effect other sales of Common Stock under Rule 144 or other exempt resale transactions. The Selling Stockholders and any underwriters, dealers, brokers, or agents executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such persons may be deemed to be underwriting commission under the Securities Act.

    The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. To the extent required, the specific amount of Common Stock to be sold, the public offering price, the names of any such broker, dealer underwriter or agent, any applicable commission or discount with respect to the particular offer will be set forth in a Prospectus Supplement. The Company has agreed to bear substantially all expenses of registration of the Common Stock under federal and state securities laws, other than such expenses as are in the nature of commissions incurred in connection with the sale of shares of Common Stock by the Selling Stockholders, and to indemnify the Selling Stockholders against certain liabilities under the Securities Act. See "Plan of Distribution" and "Selling Stockholders."


    The Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "BRTL". On April 15, 1998, the last reported sale price of the Common Stock was $3.000 per share.


                          _____________________________


            THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. POTENTIAL
        PURCHASERS SHOULD NOT INVEST IN THESE SECURITIES UNLESS THEY CAN
          AFFORD A LOSS OF THEIR INVESTMENT HEREIN. SEE "RISK FACTORS"
                              COMMENCING AT PAGE 6.

                          _____________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is April __, 1998

                                _________________

                          ____________________________

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
          AVAILABLE INFORMATION ..........................................  3
          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ................  4
          THE COMPANY ....................................................  5
          RISK FACTORS ...................................................  6
          USE OF PROCEEDS ................................................ 12
          SELLING STOCKHOLDERS ........................................... 12
          PLAN OF DISTRIBUTION ........................................... 14
          LEGAL MATTERS .................................................. 14
          EXPERTS ........................................................ 14
          LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION
             POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES .. 15



    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.


    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.




                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as a "small business issuer" as defined under Regulation S-B promulgated under the Securities Act. In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Branch of the Commission located at 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Pacific Regional Office located at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California, the Commission's Northeast Regional Office located at 7 World Trade Center Suite 1300, New York, New York and at the Commission's Midwest Regional Office located at Citicorp Center, 500 W. Madison Street Suite 1400, Chicago, Illinois. In addition, the Company has filed the registration statement and other filings pursuant to the Exchange Act with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system, and such filings are publicly available through the Commission's site on the World Wide Web on the Internet, located at http://www.sec.gov.


        This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3 of which this Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices or supplements to this Prospectus.


        The Company's Common Stock and Class A Redeemable Common Stock Purchase Warrants are quoted on the Nasdaq SmallCap Market under the symbols "BRTL" and "BRTLW", respectively. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated by reference herein:


        a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, filed with the Commission on April 15, 1998.

        b. The Company's Quarterly Reports on Form 10-QSB for the quarter ended March 31, 1997, filed with the Commission on May 14, 1997, for the quarter ended June 30, 1997, filed with the Commission on August 13, 1997, and for the quarter ended September 30, 1997, filed with the Commission on November 14, 1997.

        c. The Company's Current Reports on Form 8-K filed January 15, 1997 (and the amendment thereto filed with the Commission), April 17, 1997, May 23, 1997 (and the amendment thereto filed with the Commission), May 29, 1997, June 12, 1997 (and the amendment thereto filed with the Commission), June 20, 1997 (and the amendment thereto filed with the Commission), July 21, 1997 and October 7, 1997.

        d. The description of the Company's Common Stock which is contained in the Company's registration statement on Form 8-A under the Exchange Act, filed with the Commission on October 28, 1996.


        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Bristol Retail Solutions, Inc., Attention: Chief Financial Officer, 5000 Birch Street, Suite 205, Newport Beach, California 92660, telephone number (714) 475-0800.

                                   THE COMPANY

        Established in April 1996, the Company is engaged in key segments of the retail automation industry, including point-of-sale ("POS") systems installation and service, systems integration which provides retailers with turnkey operating solutions and development and sale of proprietary software products.

        The principal objective of the Company is the establishment of a national network of full service dealers of retail automation equipment, including POS systems, electronic cash registers ("ECRs") and related hardware and software, which market their products to retail end users. As of December 12, 1997, the Company had acquired six POS dealers. In addition, the Company intends to function as a systems integrator of computer hardware, software and networking products in specific national retail markets. The Company intends to offer its customers a variety of customized value-added services such as consulting, integration and support services, together with a broad range of turnkey computers and networking products from leading vendors. Currently, the Company is seeking to expand in the systems integration field through acquisition and internal development. It is also establishing strategic relationships with key providers of retail automation software that will be of value in the expansion of the Company's systems integration strategy, which can be sold through the Company's dealer network.

        The Company is implementing a program of selective POS dealer acquisitions and consolidations. The Company will then seek to enhance the profitability of the acquired dealerships through the benefits derived from the economies of scale flowing from a volume-oriented business, improved value added operations, better trained personnel, quicker on-site service, greater product diversity, focused leasing programs, major/national account programs and enhanced service and support of end user installations.

        A POS system is used at the "point-of-sale" in a retail establishment. It leads or prompts the retail clerk through a sales transaction with a customer. The POS system collects detailed information, including credit information, about the transaction. Standard components of a POS system include a display terminal to view the transaction, a keyboard for data entry, a cash drawer for collecting funds, a printer to prepare a written record of the transaction, a server for processing data and coordinating communications, and software to guide the clerk through the transaction. Typically, a number of sophisticated "registers" are installed in a retail establishment, thus allowing multiple departments or locations to enter transactions simultaneously. The ECR is a less expensive and less sophisticated alternative to the POS system, comprised of a stand-alone cash register that is electronic rather than mechanical. The Company also offers its customers continued support, customer service and supplies from installation through the life span of its products. The primary target markets for the products supplied by the Company are supermarkets, convenience stores, quick service restaurants and higher-end table service restaurants.

        The Company's management believes the driving forces in United States retailing are the need to attract and retain new customers, increase the average sale per visit and maximize productivity. Retailers need the ability to quickly identify the buying history and needs of a customer. Access to such information allows retailers to match their current products and services to each customer's needs.

        The current cash register system used by many retailers is incapable of handling these needs. The Company believes that the most effective solution to these needs is the modern POS system. The Company expects demand to come from two sources: (i) retailers seeking to upgrade their systems and (ii) retailers seeking to replace their obsolete systems.

        In accordance with its strategic acquisition and consolidation program, the Company acquired 100% of the outstanding capital stock of Cash Registers, Incorporated ("CRI"), on June 28, 1996. CRI, which was founded in 1974, is an independent supplier of retail POS systems in Kentucky and Southern Ohio. On December 31, 1996, the Company completed the acquisition of Automated Retail Systems, Inc. ("ARS"), a POS dealership headquartered in Seattle, Washington, with additional offices in Spokane, Washington and San Mateo, California.

        On April 1, 1997, MicroData, Inc. ("MicroData"), a POS dealer based in Mount Vernon, Illinois, was acquired by CRI, then a wholly-owned subsidiary of the Company. On May 29, 1997, the Company acquired Smyth Systems, Inc.

("Smyth"), a POS dealer and value-added reseller. Smyth, which was founded in 1949, is based in Canton, Ohio and Irvine, California. On June 6, 1997, CRI acquired Electronic Business Machines, Inc. ("EBM"), a POS dealer based in Indianapolis, Indiana. EBM also has an office in Louisville, Kentucky. On August 5, 1997, the Company acquired Pacific Cash Register and Computer, Inc. ("PCR"), a POS dealer based in San Francisco, California.

        The Company was incorporated in Delaware on April 3, 1996 as Bristol Technology Systems, Inc. The Company's name was changed from Bristol Technology Systems, Inc. to Bristol Retail Solutions, Inc. on July 18, 1997. Unless the context requires otherwise, references herein to the "Company" shall include Bristol Retail Solutions, Inc. and Bristol Technology Systems, Inc. The Company's executive and administrative offices are located at 5000 Birch Street, Suite 205, Newport Beach, California 92660. The Company's telephone number is
(714) 475-0800.

                                  RISK FACTORS

        The purchase of the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information set forth elsewhere in this Prospectus, the following factors relating to the Company and this offering should be considered when evaluating an investment in the Common Stock offered hereby. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results may differ materially from the results projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the following:

        Limited Operating History. The Company was founded in April 1996 and, prior to the acquisition of CRI in June 1996, the Company had no operations upon which an evaluation of the Company and its prospects could be based. There can be no assurance that the Company will be able to implement successfully its strategic plan, to generate sufficient revenue to meet its expenses or to achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Risks Related to the Company's Acquisition Strategy. The Company's strategy is to increase its revenue and the markets it serves through the acquisition of additional POS dealers and value added resellers serving retail end users. From its inception through March 31, 1998, the Company has completed six acquisitions. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional companies or successfully integrate the operations of additional companies into those of the Company without encountering substantial costs, delays or other problems. In addition, there can be no assurance that companies acquired in the future will achieve sales and profitability that justify the Company's investment in them or that acquired companies will not have unknown liabilities that could materially adversely affect the Company's results of operations or financial condition. The Company may compete for acquisition and expansion opportunities with companies that have greater resources than the Company. There can be no assurance that suitable acquisition candidates will continue to be available, that financing for acquisitions will be obtainable on terms acceptable to the Company, that acquisitions can be consummated or that acquired businesses can be integrated successfully and profitably into the Company's operations. Further, the Company's results of operations in quarters immediately following a material acquisition may be materially adversely effected while the Company integrates the acquired business into its existing operations. The Company may acquire certain businesses that have either been unprofitable or that have had inconsistent profitability prior to their acquisition. An inability of the Company to improve the profitability of these acquired businesses could have a material adverse effect on the Company. Finally, the Company's acquisition strategy places significant demands on the Company's resources and there can be no assurance that the Company's management and operational systems and structure can be expanded to effectively support the Company's continued acquisition strategy. If the Company is unable to implement successfully its acquisition strategy, this inability may have a material adverse effect on the Company's business, results of operations, financial condition and cash flows.

        Need for Additional Financing to Implement Acquisition Strategy. The Company currently intends to effect future acquisitions with cash generated from operations and future issuances of debt or equity securities. There can be no assurance that the Company will be able to obtain financing if and when it is needed on terms the Company deems acceptable. The inability of the Company to obtain financing would have a material adverse effect on the Company's ability to implement its acquisition strategy, and as a result, could require the Company to diminish or suspend its acquisition strategy.

        Consideration for Acquired Companies Exceeds Asset Value. Valuations of the companies acquired by the Company have not been undertaken based on independent appraisals, but have been determined through arm's-length negotiations between the Company and representatives of such companies. The consideration for each such company has been based primarily on the judgment of management as to the value of such company as a going concern and not on the book value of the acquired assets. Valuations of these companies determined solely by appraisals of the acquired assets may have been less than the consideration paid for the companies. No assurance can be given that the future performance of such companies will be commensurate with the consideration paid. Moreover, the Company has incurred and expects to incur significant amortization charges resulting from consideration paid in excess of the book value of the assets of the companies acquired and companies which may be acquired in the future.

        Substantial Competition. The POS industry is highly fragmented and competitive. Competitive factors within the industry include product prices, quality of products, service levels, and reputation and geographical location of dealers. The Company primarily competes with independent POS dealers and some of these dealers may have greater financial resources available to them than does the Company. In addition, there are original equipment manufacturers of POS equipment that compete in certain product areas. The Company's ability to make acquisitions will also be subject to competition. The Company believes that, during the next few years, POS dealers may seek growth through consolidation with entities other than the Company. In addition, no assurance can be given that the major manufacturers will not choose to effect or expand the distribution of their products through their own wholesale organizations or effect distribution directly to many of the retail accounts of the Company in the markets served by the Company. Any of these developments could have a material adverse effect on the Company's business, results of operations, financial condition and cash flows.

        Substantial Fluctuations in Future Operating Results. The Company may experience substantial fluctuations in its annual and quarterly operating results in future periods. The Company's operating results are affected by a number of factors, many of which are beyond the Company's control. A substantial portion of the Company's backlog is typically scheduled for delivery within 90 days. Delivery dates for products sold by the Company are subject to change due to customers changing the required installation date of an automation retail solution system. The changing of such delivery dates is beyond the Company's control. Quarterly sales and operating results therefore depend in large part on customer-driven delivery dates, which are subject to change. In addition, a significant portion of the Company's operating expenses are relatively fixed in nature and planned expenditures are based in part on anticipated orders. Any inability to adjust spending quickly enough to compensate for any revenue shortfall may magnify the adverse impact of such revenue shortfall on the Company's results of operations.

        Dependence on Manufacturers. A substantial portion of the Company's total revenue is and will be derived from the sale of POS systems, ECRs and related equipment, none of which are manufactured by the Company. The Company's business is dependent upon close relationships with manufacturers of POS equipment and the Company's ability to purchase equipment in the quantities necessary and upon competitive terms so that it will be able to meet the needs of its end user customers. For the year ended December 31, 1997, the Company purchased its hardware principally from three main vendors, Panasonic, ERC, a distributor of Panasonic products, and NCR. Sales of Panasonic, ERC and NCR products accounted for approximately 32% of net revenue for the year ended December 31, 1997. There can be no assurance that the relationships with these manufacturers will continue or that the Company's supply requirements can be met in the future. The Company's inability to obtain equipment, parts or supplies on competitive terms from its major manufacturers could have a material adverse effect on the Company's business, results of operations, financial condition and cash flows.

        Fixed Fee Contracts. Many of the Company's service contracts are fixed fee contracts pursuant to which the customer pays a specified fee for the Company's performance of all necessary maintenance and remedial services during the contract's term. Under these agreements, the Company is responsible for all costs incurred in maintaining and repairing the equipment, including the cost of replacement parts, regardless of actual costs incurred. Accordingly, the Company can incur losses from fixed fee contracts if the actual cost of maintaining or repairing the equipment exceeds the costs estimated by the Company.

        Potential Inability to Market Newly Developed Products. The technology of POS systems, ECRs, VARs and related equipment is changing rapidly. There can be no assurance that the Company's existing manufacturers will be able to supply competitive new products or achieve technological advances necessary to remain competitive in the industry. Further, there can be no assurance that the Company will be able to obtain the necessary authorizations from manufacturers to market any newly developed equipment. The Company's Smyth subsidiary operates in the VAR solutions segment, wherein it develops customized turnkey retail automation solutions, consisting of both hardware and software. There can be no assurance that Smyth will be able to develop commercially viable and technologically competitive VAR solutions at competitive prices.

        Possible Environmental Liabilities. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances which could be located on, in or under such property. These laws and regulations often impose liability whether or not the owner or operator knew of or was responsible for the presence of the hazardous or toxic substances. The costs for any required remediation or removal of these substances could be substantial, and the liability as to any property is generally not limited under these laws and regulations and could exceed the value of the property and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate these substances properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. In connection with the ownership or operation of its acquired companies, the Company could be liable for these and other related costs.

        Reliance on Key Personnel. Implementation of the Company's acquisition strategy is largely dependent on the efforts of a few senior officers. In particular, the Company's operations are dependent to a great degree on the continued efforts of Chief Executive Officer Richard H. Walker. Furthermore, the Company will in most probability continue to be dependent on the senior management of companies that are acquired. Competition for highly qualified personnel is intense, and the loss of any executive officer or other key employee, or the failure to attract and retain other skilled employees, could have a material adverse effect upon the Company's business, results of operations or financial condition. The Company is a party to employment agreements with Mr. Walker, as well as with Executive Vice President Paul Spindler. The agreements with Messrs. Walker and Spindler terminate in the years 2004 and 2001, respectively, unless terminated earlier pursuant to the agreements, and each contains confidentiality provisions and covenants not to compete. State laws, however, may limit the enforceability of the confidentiality and/or non-competition provisions therein. The Company is currently the beneficiary of a key man life insurance policy in the amount of $1,000,000 on the life of Mr. Walker for a term of three years. There can be no assurance that the Company will maintain the policy in effect or that the coverage will be sufficient to compensate the Company for the loss of the services of Mr. Walker.

        Anti-Takeover Effects of Certain Charter and Bylaw Provisions. Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. These provisions make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. For example, the Company has not elected to be excluded from the provisions of Section 203 of the Delaware General Corporation Law, which impose certain limitations on business combinations with interested stockholders upon acquiring 15% or more of the Common Stock. This statute may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company, even if such event would be beneficial to the then-existing stockholders. In addition, the Company's Certificate of Incorporation authorizes the issuance of up to 4,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion, and voting or other rights, which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. The issuance of preferred stock could have the effect of entrenching the Company's Board of Directors and making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

        As of March 31, 1998, the Company had issued 10,000 shares of Series A Convertible Preferred Stock, at an issue price of $100 per share. Each share of Series A Preferred Stock is convertible at the option of the holder thereof at any time into a number of shares of Common Stock determined by dividing the issue price by the conversion price, which is defined to be 78% of the lowest non-consecutive five-day average closing bid price for the Common Stock for the 25-day period prior to conversion. Each holder of shares of the Series A Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which it could be converted. The Company cannot, without the vote or written consent of at least 66-2/3% of the then outstanding shares of Series A Preferred Stock, (i) redeem, purchase or otherwise acquire for value any share of the Series A Preferred Stock; (ii) redeem, purchase or otherwise acquire any of the Company's Common Stock; (iii) authorize or issue any other equity security senior to or on parity with the Series A Preferred Stock as to voting rights, dividend rights, conversion rights, redemption rights or liquidation preferences; (iv) declare or pay any dividend or make any distribution with regard to any share of Common Stock; (v) sell, convey, lease or otherwise dispose of all or substantially all of its property or business; liquidate, dissove or wind up the Company's business; or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary);
(vi) effect any transaction or series of transactions in which more than 50% of the voting power of the Company is disposed of, unless the Company's stockholders of record as constituted immediately prior to such transaction will, immediately thereafter, hold at least a majority of the voting power of the surviving or acquiring entity; (vii) permit any subsidiary to issue or sell any of its capital stock (except to the Company); (viii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock; or (ix) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to adversely affect the shares.

        Volatility of Stock Price. The stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of the particular companies. These broad market fluctuations may materially adversely affect the market price of the Company's common stock. In addition, the market price of the Company's common stock has been and may continue to be highly volatile. Factors such as possible fluctuations in the Company's business, results of operations or financial condition, failure of the Company to meet expectations of security analysts and investors, announcements of new acquisitions, the timing and size of acquisitions, the loss of suppliers or customers, the announcement of new or terminated supply agreements by the Company or its competitors, changes in regulations governing the Company's operations or its suppliers, the loss of the services of a member of senior management, litigation and changes in general market conditions all could have a material adverse affect on the market price of the Company's common stock.

        Maintenance Criteria for Nasdaq; Risks of Low-Priced Securities. The Company's common stock is presently traded on the Nasdaq SmallCap Market. To maintain inclusion on the Nasdaq SmallCap Market, the Company's common stock must continue to be registered under Section 12(g) of the Exchange Act, and the Company must continue to have at least $2,000,000 in net tangible assets or $500,000 in income in two of the last three years, a public float of at least 500,000 shares, $1,000,000 in market value of public float, a minimum bid price of $1.00 per share, at least two market makers and at least 300 stockholders. While the Company currently meets the maintenance standards, there is no assurance that the Company will be able to maintain the standards for Nasdaq SmallCap Market inclusion with respect to its securities. At December 31, 1997, the Company had $2,032,000 in net tangible assets. If the Company fails to maintain Nasdaq SmallCap Market listing, the market value of the Company's common stock likely would decline and stockholders would find it more difficult to dispose of or to obtain accurate quotations as to the market value of the common stock.

        Indemnification and Limitation of Liability. The Company's Certificate of Incorporation (the "Certificate") and Bylaws include provisions that eliminate the directors' personal liability for monetary damages to the fullest extent possible under Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of directors to the Company and its stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. Under Delaware Law, however, the Director Liability Provision does not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or
(iv) any transaction from which the director derived an improper benefit. The Director Liability Provision also does not affect a director's liability under the federal securities laws or the recovery of damages by third parties.

        Absence of Dividends. The Company has not paid dividends on its Preferred Stock or Common Stock to date. The Company is obligated to pay, quarterly, cumulative dividends at a rate of six percent (6%) per annum of the issue price of the Preferred Stock, payable, at the holders' option, in cash or in Common Stock at the conversion price of the Preferred Stock. So long as any of shares Preferred Stock remain outstanding, the Company may not, without the vote or written consent of the holders of at least 66-2/3% of the then outstanding shares of Preferred Stock, voting together as a single class, declare or pay any dividend with regard to any share of Common Stock. Additionally, although the current line of credit does not expressly prohibit the Company from paying dividends, the line of credit does contain certain covenants which restrict the reduction or depletion of the Company's capital. The Company anticipates that future financing, including any lines of credit, may further restrict or prohibit the Company's ability to pay dividends. Under the terms of the underwriting agreement entered into by the Company in connection with its initial public offering, the Company is restricted until November 20, 1998, from paying dividends in excess of the amount of the Company's current or retained earnings derived from November 20, 1996, unless the consent of the underwriters is obtained. See Anti-Takeover Effect of Certain Charter and Bylaw Provisions.

        Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Although the Company believes that its products and internal systems will be Year 2000 compliant, the Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. The Company estimates it will expend approximately $150,000 to $200,000 to make its software products Year 2000 compliant. The Company is making inquiries of its vendors of POS systems and cash registers regarding whether the systems upon which they rely are Year 2000 compliant and whether they anticipate any impairment of their ability to deliver product and services as a result of Year 2000 issues.


        Effect of Quarterly Fluctuations in Operating Results on Price of Common Stock. The Company's business is subject to seasonal influences. The POS dealers and system integrators which the Company has acquired to date have typically had lower net revenues in the quarters ending March 31 and December 31 primarily due to the lower level of new store openings by customers caused by inclement weather, budgetary concerns and/or holidays. The Company believes that this pattern of seasonality will continue in the foreseeable future. Quarterly results in the future may be materially affected by the timing and magnitude of acquisitions and costs related to such acquisitions, the timing and extent of staffing additions at corporate headquarters necessary to integrate acquired companies and support future growth and general economic conditions. Therefore, results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent quarter or for a full year. The effect of inflation on the Company's operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company's future operating results.

        Shares Eligible for Future Sale. Sales of Common Stock in the public market, or the perception that sales could occur, could materially adversely affect the market price of the Common Stock and could impair the Company's future ability to obtain capital through an offering of securities. The Company had 5,556,746 shares of Common Stock outstanding at April 15, 1998 of which approximately 3,274,938 shares are "Restricted Securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of "Restricted" shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above.

        Of the 3,274,938 restricted shares, 291,602 shares are also subject to contractual restrictions on transferability. These restrictions expire at various times from December 31, 1998 to August 6, 1999.

        A total of 200,000 shares of Common Stock have been reserved for issuance under the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan"). As of April 15, 1998, 8,236 shares of Common Stock are issued and outstanding under the Purchase Plan.

        Effect of Options, Warrants and Registration Rights. The Company has reserved an aggregate of 2,450,000 shares of Common Stock for issuance upon exercise of options granted under the Company's Stock Option Plan. As of April 15, 1998, options to acquire 1,565,000 shares of Common Stock had been granted pursuant to the Stock Option Plan. The exercise price of the options presently outstanding ranges from $2.875 per share to $3.188 per share. The Company has outstanding 718,750 Class A Warrants to purchase an aggregate of 718,750 shares of Common Stock at a price of $6.00 per share. In addition, the Company has sold to First Cambridge Securities Corporation, the lead Underwriter of its Initial Public Offering on November 12, 1996, or its Designees (the "Underwriter"), Underwriters' Stock Warrants to purchase up to 125,000 shares of Common Stock and Underwriters' Warrants, entitling the Underwriter to purchase 62,500 Class A Warrants, which in turn are exercisable into 62,500 shares of Common Stock. The Underwriters' Stock Warrants are exercisable at a price equal to $8.70 per share of Common Stock, while the Underwriters' Warrants are exercisable at a price equal to $.125 per Class A Warrant. On March 18, 1998, the Company issued warrants to purchase 125,000 shares of Common Stock, and agreed to issue, subject to the satisfaction of certain conditions, additional warrants to purchase 62,500 shares of Common Stock (collectively, the "Investor Warrants") on or prior to each of the dates that is thirty (30) and sixty (60) days after the Effective Date of the Registration Statement. On March 18, 1998, the Company also issued warrants to purchase 50,000 shares of Common Stock to certain Selling Stockholders (the "Placement Agent Warrants"). For the respective terms of the Underwriters' Stock Warrants, the Underwriters' Warrants, the Class A Warrants issuable upon exercise of the Underwriters' Warrants the Investor Warrants, Placement Agent Warrants and any options granted or that may be granted by the Company under the Company's Stock Option Plan, the holders thereof are given an opportunity to profit in the event of a rise, in the market price of the Common Stock or the Warrants, with a resulting dilution in the interest of the other stockholders or holders of Warrants, without assuming the risk of ownership. Further, the terms on which the Company may obtain additional equity financing during those periods may be materially adversely affected by the existence of the Warrants, Options and Plans. The holders of Options or Warrants to purchase Common Stock may exercise such Options or Warrants at a time when the Company might be able to obtain additional capital through new offerings of securities on terms more favorable than those provided by such Options or Warrants. In addition, the holders of the Underwriters' Stock Warrants and Underwriters' Warrants have demand and "piggyback" registration rights with respect to their securities. Exercise of the Demand Registration Rights may involve substantial expense to the Company. Additionally, if the Underwriters should exercise their Registration Rights to effect a distribution of the Underwriters' Stock Warrants and the Underwriters' Warrants or underlying Securities, the Underwriter, prior to and during such distribution, may be unable to make a market in the Company's Securities. If the Underwriter must cease making a market in the Company's Securities, the Market and Market Price for the Securities may be adversely affected. See "Description of Securities."

        Control by Management. The Officers and Directors of the Company and members of their families beneficially owned approximately 43.3% of the outstanding shares of Common Stock at April 15, 1998. Accordingly, these persons, if acting together, will likely be able to control substantially all matters requiring approval by the Stockholders of the Company, including the Election of Directors and the approval of Mergers or other business combination transactions. This concentration of ownership could discourage or prevent a change in control of the Company.

                                 USE OF PROCEEDS

        The proceeds from the sale of the Selling Stockholders' Common Stock will belong to the Selling Stockholders. The Company will not receive any proceeds from such sales of the Common Stock. In the event the Warrants are exercised, the Company may receive proceeds from such exercise. The actual amount of proceeds to be received by the Company, if any, will depend on, among other things, the number of Warrants exercised, and whether any such exercise is effected pursuant to the "cashless exercise" provisions thereof (the Company will not receive any proceeds from the exercise of any Warrants which are exercised pursuant to "cashless exercise" provisions). The Company intends to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.

                              SELLING STOCKHOLDERS

        The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of April 15, 1998 by the Selling Stockholders as follows: (i) the name of each Selling Stockholder; (ii) the number of shares of Common Stock beneficially owned by each Selling Stockholder (including shares obtainable upon conversion of Preferred Stock or exercise of Warrants with 60 days of such date); (iii) the number of shares of Common Stock being offered hereby; and (iv) the number of the Company's outstanding shares of Common Stock to be beneficially owned by each Selling Stockholder after completion of the sale of Common Stock. Except as indicated in the footnotes to this table, the Selling Stockholders have not held any position or office or had a material relationship with the Company or any of its affiliates within the past three years.


                                  NUMBER OF SHARES OF                        SHARES OF COMMON
                                     COMMON STOCK        NUMBER OF SHARES    STOCK OWNED AFTER
                                  BENEFICIALLY OWNED      OF COMMON STOCK   SELLING STOCKHOLDER
        STOCKHOLDER              PRIOR TO OFFERING(2)    REGISTERED HEREIN      OFFERING (1)
        -----------               -------------------    -----------------  -------------------
                                                                            Number
Precision Capital Investors          1,197,867              1,197,867          0
  Limited Partnership I (3)                                                    0
Wharton Capital Partners                25,000                 25,000          0
  Ltd. (4)                                                                     0
HD Brous & Co., Inc. (5)                25,000                 25,000          0
Larry D. Smyth & Diane L               129,744                129,744          0
  Smyth (6)                                                                    0
Robert T. Smyth (7)                    121,064                121,064          0
William A. Smyth (8)                   113,016                113,016          0
Canat & Company                         52,096                 52,096          0
Harold Ziegler, Jr                      23,104                 23,104          0
George F. Merrill                       16,536                 16,536          0
Robert F. Webster                       13,272                 13,272          0
Richard D. Sutton                       12,544                 12,544          0
Margaret L. Christian                   12,480                 12,480          0
Majorie M. Culp & Gary L. Bricker        6,120                  6,120          0
Louis B. Boettler                        6,000                  6,000          0
Marion Noble                             5,240                  5,240          0
James A. Merrill                         4,560                  4,560          0
Ruth S. Culp & Carolyn Smyth             4,480                  4,480          0
Ruth S. Culp                             4,480                  4,480          0
Kathleen Midian                          4,000                  4,000          0
McDonald & Company                       3,744                  3,744          0
Dayna E. Smyth                           3,344                  3,344          0
Matthew D. Smyth                         3,336                  3,336          0
Dean G. Lauritzen                        2,496                  2,496          0
Mrs. J. R. Duncan                        2,480                  2,480          0
Carolyn Culp Smyth (9)                   2,120                  2,120          0
John Olofson, Jr.                        1,680                  1,680          0
Timothy Jon Smyth (9)                    1,600                  1,600          0
Roy Wild                                 1,600                  1,600          0
David C. Ewing                           1,600                  1,600          0
Jane Christian Smyth                     1,200                  1,200          0
James R. Duncan (10)                     1,080                  1,080          0
J. Daniel Bernard                          960                    960          0
Thomas A. Schauer                          896                    896          0
Kenneth J. Scheetz (11)                    840                    840          0
William H. Belden                          800                    800          0
William C. Ziegler                         800                    800          0
William B. Badger                          800                    800          0
Richard Robert Smyth (9)                   800                    800          0
Melinda Sue Smyth Custar                   800                    800          0
Kjirsti Smyth Nicolaysen                   800                    800          0
Kathlene Kay Ewing                         800                    800          0
Inger Lee Nicolaysen                       800                    800          0
Hartru & Co - Harter Trust                 800                    800          0
Deydre Jayne Smyth                         800                    800          0
Daniel Joel Smyth                          800                    800          0
Ann Smyth Marris                           800                    800          0
James B. Steffen (12)                      480                    480          0
Todd M. Henderson                          320                    320          0
Paul J. Neischwitz                         280                    280          0
Bonita Neischwitz                          280                    280          0
Jack Dieringer (9)                         240                    240          0
Thomas J. Tschantz                         176                    176          0
Nicholas M. Mussulin & Doris S.            160                    160          0
  Mussulin
Joseph M. Procario                          80                     80          0
Gail M. Meyer                               80                     80          0

---------------

 (1) Assumes all of the shares of Common Stock held by the Selling Stockholders and registered hereunder are sold.

 (2) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

 (3) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by such Selling Stockholder. The actual number of shares of Common Stock issuable upon conversion of Series A Preferred Stock and exercise of Warrants issued to such Selling Stockholder (the "Investor Warrants)" is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, without limitation, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series A Preferred Stock and exercise of the Investor Warrants by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act. Pursuant to the terms of the Series A Preferred Stock, if the Series A Preferred Stock had been actually converted on April 15, 1998, the conversion price would have been $2.11 (seventy eight percent (78%) of the average of the five lowest traded prices of the Common Stock for the twenty five (25) trading days immediately preceding such date) at which price the Series A Preferred Stock would have been converted into approximately 947,867 shares of Common Stock. The Investor Warrants are initially exercisable at a per share price (the "Investor Warrant Exercise Price") equal to the lesser of (i) $2.693 (such price representing 110% of the average closing bid price of a share of Common Stock for the five (5) days preceding the date of issuance and (ii) 110% of the closing bid price of a share of Common Stock on the Effective Date of this Registration Statement. Pursuant to the terms of the Preferred Stock and Investor Warrants, shares of Preferred Stock and Investor Warrants are issuable only to the extent that the Common Stock issuable upon conversion of such shares of Preferred Stock and upon exercise of such Investor Warrants, together with the Common Stock issuable upon conversion of shares of Preferred Stock and exercise of Investor Warrants previously issued, would not result in the issuance of more than twenty percent (20%) of the Company's outstanding Common Stock in accordance with NASDAQ Rule 4310(c)(25)(H)(i)(d)(2). Accordingly, the number of shares of Common Stock set forth in the table for this Selling Stockholder may exceed the number of shares of Common Stock that this Selling Stockholder could own beneficially at any given time through its ownership of the Preferred Stock and Investor Warrants. In that regard, beneficial ownership of this Selling Stockholder set forth in this table may not determined in accordance with Rule 13d-3 under the Exchange Act.

 (4) Includes 25,000 shares of Common Stock which are issuable to such Selling Stockholder upon conversion of warrants.

 (5) Includes 25,000 shares of Common Stock which are issuable to such Selling Stockholder upon conversion of warrants. Such Selling Stockholder has been retained by the Company to provide investment banking services.

 (6) Larry D. Smyth has served as Senior Vice President of Smyth Systems, Inc., a wholly-owned subsidiary of the Company, since May 1997.

 (7) Robert T. Smyth has served as President of Smyth Systems, Inc., a wholly-owned subsidiary of the Company, since May 1997.

 (8) William A. Smyth has served as Senior Vice President of Smyth Systems, Inc., a wholly-owned subsidiary of the Company, since May 1997.

 (9) Such Selling Stockholder has been a non-executive employee of Smyth Systems, Inc., a wholly-owned subsidiary of the Company, since May 1997.

(10) James R. Duncan has served as Senior Vice President of Smyth Systems, Inc., a wholly-owned subsidiary of the Company, since May 1997.

(11) Kenneth J. Scheetz has served as Vice President -- Service of Smyth Systems, Inc., a wholly-owned subsidiary of the Company, since May 1997.

(12) James B. Steffen has served as Vice President of Smyth Systems, Inc., a wholly-owned subsidiary of the Company, since May 1997.

                              PLAN OF DISTRIBUTION

        On March 18, 1998 the Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with the Investor, pursuant to which the Investor purchased 10,000 shares of Preferred Stock at a price of $100 per share. The Preferred Stock can be converted by the Investor at any time within the five (5) year period commencing with the date of issuance at the conversion price stated in the Securities Purchase Agreement. In connection with such sale, the Company also granted to the Investor 125,000 Investor Warrants. The Securities Purchase Agreement also provides that, subject to the satisfaction of certain conditions, the Company will sell to the Investor an additional 5,000 shares of Preferred Stock at a purchase price of $100 per share, and will grant to the Investor an additional 62,500 Investor Warrants, on or prior to each of the dates that is thirty (30) and sixty (60) days after the Effective Date of the Registration Statement. The Company granted each of HD Brous & Co. and Wharton Capital Partners Ltd. 25,000 Placement Agent Warrants. This Registration Statement has been filed by the Company pursuant to a Registration Rights Agreement between the Company and the Investor. In addition to shares of Common Stock into which shares of Preferred Stock are convertible and the Investor Warrants and Placement Agent Warrants are exercisable, this Registration Statement also registers 569,408 shares of Common Stock issued to certain Selling Stockholders.

        The distribution of the shares of Common Stock offered hereby may be effected from time to time in one or more transactions. All or a portion of the Common Stock offered by this Prospectus may be offered for sale, from time to time, by the Selling Stockholders, or by permitted transferees or successors of the Selling Stockholders, in private or negotiated transactions, in open market transactions on the National Association of Securities Dealers Automated Quotation SmallCap Market ("Nasdaq"), or on one or more exchanges or otherwise, or a combination of these methods, at prices and terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or at negotiated prices, or otherwise. The shares of Common stock offered hereby may be sold by one or more of the following: (i) through underwriters; (ii) through dealers or agents (which may include underwriters) including: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer and resale by such broker or dealer as a principal for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and (d) transactions in which the broker solicits purchasers; or (iii) directly to one or more purchasers. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders. Concurrently with sales under this Prospectus, the Selling Stockholders may effect other sales of Common Stock under Rule 144 or other exempt resale transactions. The Selling Stockholders and any underwriters, dealers, brokers, or agents executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such persons may be deemed to be underwriting commission under the Securities Act.

        The Company has agreed to indemnify certain of the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act.

                                  LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                     EXPERTS

        The consolidated financial statements of Bristol Retail Solutions, Inc. as of December 31, 1997, and for the fiscal year ended December 31, 1997 appearing in Bristol Retail Solutions, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Bristol Retail Solutions, Inc. as of December 31, 1996, and for the period from inception (April 3, 1996) to December 31, 1996 appearing in Bristol Retail Solutions, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The financial statements of Automated Register Systems, Inc. as of December 31, 1996 and 1995, and for the years then ended appearing in Bristol Retail Solutions, Inc.'s Form 8-K/A dated March 14, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The financial statements of Electronic Business Machines, Inc. as of December 31, 1996 and May 31, 1997, and for each of the two years ended December 31, 1996 and the five-month period ended March 31, 1997 appearing in Bristol Retail Solutions, Inc.'s Form 8-K/A dated August 11, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


        The financial statements of Smyth Systems, Inc. for the years ended December 31, 1996 and 1995 incorporated in this prospectus by reference from the Bristol Retail Solutions, Inc. filing on Form 8-K/A on July 29, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

        The Bylaws of the Company provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, Bylaws and the Delaware General Corporation Law (the "DGCL"), the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

--------------------------------------------------------------------------------

               1,817,275 SHARES OF COMMON STOCK, $.001 PAR VALUE



                         BRISTOL RETAIL SOLUTIONS, INC.






                                   PROSPECTUS


                                 APRIL __, 1998

--------------------------------------------------------------------------------

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

        The following sets forth the costs and expenses, all of which shall be borne by the Company, in connection with the offering of the securities pursuant to this Registration Statement on Form S-3:

               Registration Fee................................................. $ 1,608.29
               Accounting Fees and Expenses..................................... $   ______*
               Legal Fees and Expenses.......................................... $   ______*

                      Total..................................................... $   ______*

----------
*       Estimated

Item 15.  Indemnification of Directors and Officers.

        The Company's Certificate of Incorporation (the "Certificate") and Bylaws include provisions that eliminate the directors' personal liability for monetary damages to the fullest extend possible under Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of Directors to the Company and its stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. Under Delaware Law, however, the Director Liability Provision does not eliminate the personal liability of a director for
(i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemption of stock other than from lawfully available funds, or (iv) any transactions from which the director derived an improper benefit. The Director Liability Provision also does not affect a director's liability under the federal securities laws or the recovery of damages by third parties. Furthermore, pursuant to Delaware Law, the limitation liability afforded by the Director Liability Provision does not eliminate a director's personal liability for breach of the director's duty of due care. Although the directors would not be liable for monetary damages to the corporation or its stockholders for negligent acts or commissions in exercising their duty of due care, the directors remain subject to equitable remedies, such as actions for injunction or rescission, although these remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. With regard to directors who also are officers of the Company, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers. These provisions may cover actions undertaken by the Board of Directors, which may serve as the basis for a claim against the Company under the federal and state securities laws. The Company has been advised that it is the position of the Commission that insofar as the foregoing provisions may be involved to disclaim liability for damages arising under the Securities Act, such provisions are against public policy as expressed in the Act and are therefore unenforceable.

        Delaware Law provides a detailed statutory framework covering indemnification of directors, officers, employees or agents of the Company against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law ("Section 145") provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) of any action by the Corporation or of a derivative action (such as a suit by a stockholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

        Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the "Indemnification Provision") and provides that the Company is required to indemnify its officers, directors, employees and agents to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary, provided, however, that prior to making such discretionary indemnification, the Company must determine that the person acted in good faith and in a manner he or she believed to be in the best interests of the Company and, in the case of any criminal action or proceeding, the person had no reason to believe his or her conduct was unlawful.

        In furtherance of the objectives of the Indemnification Provision, the Company has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Certificate and Bylaws (the "Indemnification Agreements"). The Company believes that the Indemnification Agreements are necessary to attract and retain qualified directors and executive officers. Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent permitted by Section 145 or other applicable law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a "Proceeding") in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with the Company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of the Company and applicable law so provides, the Indemnification Agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to the Company.

        On or about August 7, 1997 a class action complaint was filed against the Company and certain of its officers and directors. Underwriters for the Company's initial public offering are also named as defendants. The class action plaintiffs are Lincoln Adair, Antique Prints, Ltd., and Martha Seamons, on behalf of themselves and all other similarly situated. The case is pending in the United States District Court for the Southern District of New York. In addition to seeking themselves declared proper plaintiffs and having the case certified as a class action, plaintiffs seek unspecified monetary damages. Plaintiffs complaint alleges claims under the federal securities laws for alleged misrepresentations and omissions in connection with purchases of securities. The Company disputes the allegations made in the complaint and intends to vigorously defend itself.

Item 16.  Exhibits.

        3.1*   Certificate of Incorporation, as amended, of the Company.

        3.2*   Bylaws of the Company.

        4.1 Securities Purchase Agreement entered into between the Company and Precision Capital Investors Limited Partnership I dated as of
               March 18, 1998.

        4.2 Registration Rights Agreement entered into between the Company and Precision Capital Investors Limited Partnership dated as of
               March 18, 1998.

        4.3    Certificate of Designation, Preferences and Rights of Series A
               Convertible Preferred Stock

        4.4    Common Stock Purchase Warrant issued to Precision Capital
               Investors Limited Partnership I.

        4.5    Warrant to purchase Common Stock issued to H D Brous & Co., Inc.

        4.6    Warrant to Purchase Common Stock issued to Wharton Capital
               Partners Ltd.

        5.1**  Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
               Corporation.

       16.1* Letter on change in certifying accountant. Filed as Exhibit 16.1 to the Company's Form 8-K filed on October 7, 1997, and incorporated herein by reference.

        23.1** Consent of Stradling, Yocca, Carlson & Rauth, a Professional
               Corporation (included in Exhibit 5.1).

        23.2   Consent of Ernst & Young LLP.

        23.3   Consent of Deloitte & Touche LLP.

        24.1 Power of Attorney (included on the signature page to the Registration Statement - see page II-3).

*       Previously filed.
**      To be filed by amendment.

Item 17.  Undertakings.

        (a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                      (iii) Include any additional or changed information on the plan of distribution.

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 17th day of April, 1998.

                                    BRISTOL RETAIL SOLUTIONS, INC.

                                    By:    /s/ Richard H. Walker
                                           -------------------------------------
                                           Richard H. Walker
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

        We, the undersigned officers and directors of Bristol Retail Solutions, Inc., do hereby constitute and appoint Richard H. Walker and Michael Shimada or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite are necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                            Title                         Date
             ---------                            -----                         ----
 /s/ Richard H. Walker               Chief Executive Officer,              April 17, 1998
-----------------------------        President and Director
Richard H. Walker                    (principal executive officer)



/s/ Michael Shimada                  Vice President and Chief              April 17, 1998
-----------------------------        Financial Officer (principal
Michael Shimada                      financial and accounting
                                     officer)



/s/ Paul Spindler                    Chairman of the Board of              April 17, 1998
-----------------------------        Directors, Executive Vice
Paul Spindler                        President and Secretary



/s/ Lawrence Cohen                   Vice Chairman of the Board of         April 17, 1998
-----------------------------        Directors
Lawrence Cohen


 /s/ Jack Borsting, Ph.D.            Director                              April 17, 1998
-----------------------------
Jack Borsting, Ph.D.


 /s/ Dr. Thomas Lutri, M.D.          Director                              April 17, 1998
-----------------------------
Dr. Thomas Lutri, M.D.

                                  EXHIBIT INDEX


       Exhibit
       Number                   Description
       -------                  -----------

        3.1*   Certificate of Incorporation, as amended, of the Company.

        3.2*   Bylaws of the Company.

        4.1 Securities Purchase Agreement entered into between the Company and Precision Capital Investors Limited Partnership I dated as of
               March 18, 1998.

        4.2 Registration Rights Agreement entered into between the Company and Precision Capital Investors Limited Partnership dated as of
               March 18, 1998.

        4.3    Certificate of Designation, Preferences and Rights of Series A
               Convertible Preferred Stock

        4.4    Common Stock Purchase Warrant issued to Precision Capital
               Investors Limited Partnership I.

        4.5    Warrant to Purchase Common Stock issued to H D Brous & Co., Inc.

        4.6    Warrant to Purchase Common Stock issued to Wharton Capital
               Partners Ltd.

        5.1**  Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
               Corporation.

       16.1* Letter on change in certifying accountant. Filed as Exhibit 16.1 to the Company's Form 8-K filed on October 7, 1997, and incorporated herein by reference.

       23.1**  Consent of Stradling, Yocca, Carlson & Rauth, a Professional
               Corporation (included in Exhibit 5.1).

       23.2    Consent of Ernst & Young LLP.

       23.3    Consent of Deloitte & Touche LLP.

       24.1 Power of Attorney (included on the signature page to the Registration Statement - see page II-4).

----------
*       Previously filed.
**      To be filed by amendment.